Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2016	Quarter Ended December 31, 2015
Diluted earnings per share	$0.72	$0.59
Net Income	$1,953,000	$1,607,000
Return on average common equity	11.76%	10.41%
Return on average assets	1.17%	0.98%

Millersburg, Ohio – January 25, 2017 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced fourth quarter 2016 net income of $1,953,000, or $.72 per basic and diluted share, as compared to $1,607,000, or $.59 per basic and diluted share, for the same period in 2015. For the twelve month period ended December 31, 2016 net income totaled $6,738,000, compared to $6,022,000 for the same period last year, an increase of 12%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 11.76% and 1.17%, respectively, compared with 10.41% and 0.98% for the fourth quarter of 2015. ROE and ROA for the full year of 2016 were 10.44% and 1.03%, respectively, compared with 10.07% and 0.95% for the same period in 2015.

Eddie Steiner, President and CEO stated, “We are pleased to report strong fourth quarter earnings. Demand for business and consumer loans in our markets has improved for several quarters as compared to prior year levels, resulting in a higher level of earning assets.”

Revenue, on a fully-taxable equivalent basis, totaled $7.1 million during the quarter, a 13% increase from the prior-year fourth quarter. Net interest income increased $758 thousand, or 15%, in the fourth quarter of 2016 compared to the same period in 2015. Loan interest income including fees increased $910 thousand during fourth quarter 2016 as compared to the same quarter in 2015. This increase was driven partially by $418 thousand of one-time loan interest recovery, purchase discount, and premium recognition on loans being paid off as well as an increase in average loan volume of $55 million across all categories of loans. The net interest margin of 3.83% compared favorably to 3.39% for fourth quarter 2015. Excluding the one-time events of $418 thousand, fourth quarter 2016 net interest margin would have been 3.57%.

Noninterest revenue increased by $41 thousand, or 4%, in the fourth quarter of 2016 compared to 2015. The increase reflects growth in the gain on sale of mortgage loans, increases in debit card fee income, and service charges on deposit accounts. The increases were partially offset by a decrease in trust and brokerage fee income.

Noninterest expense amounted to $4 million during the quarter, an increase of $280 thousand, or 7%, from fourth quarter 2015. The Company’s fourth quarter efficiency ratio amounted to 58.6% as compared to 61.6% for the same quarter in the prior year. Salary and employee benefits rose $186 thousand, or 8%, on a quarter over prior year quarter with increases in salary, healthcare, and employment taxes.

Federal income tax provision totaled $880 thousand in fourth quarter 2016, compared to $707 thousand for the same quarter in 2015 reflecting a slightly increased effective tax rate in 2016 for increased taxable income.

Average total assets during the quarter amounted to $664 million, an increase of $11 million, or 2%, above the same quarter of the prior year. Average loan balances of $464 million increased $55 million, or 14%, from the prior year fourth quarter while average securities balances of $134 million decreased $28 million, or 17%, as compared to fourth quarter 2015.

Average commercial loan balances for the quarter, including commercial real estate, increased $32 million, or 12%, from prior year levels. Average residential mortgage balances increased $15 million, or 19%, over the prior year’s quarter. Average home equity balances increased $4 million, or 10%, and average consumer credit balances increased $4 million, or 42%, versus the same quarter of the prior year.

Delinquent loan balances as of December 31, 2016 amounted to 0.68% of total loans as compared to 0.67% at December 31, 2015. Nonperforming assets totaled $1.7 million, or 0.35%, of total loans plus other real estate, an increase of $3 thousand over total loans plus other real estate at December 31, 2015. The allowance for loan losses amounted to 1.11% of total loans on December 31, 2016 as compared to 1.10% at December 31, 2015.

Net loan recoveries recognized during fourth quarter 2016 were $289 thousand, or (0.25)% annualized, compared to fourth quarter 2015 net loan recoveries of $30 thousand.

Average deposit balances for fourth quarter 2016 totaled $532 million, an increase of $8 million, or 2%, from the prior year’s fourth quarter. Within the deposit category, average noninterest-bearing account balances for the fourth quarter increased by $11 million, or 7%, above the same period in the prior year. Average interest-bearing checking, money market, and traditional savings balances increased $5 million, or 2%, from year ago levels, while average time deposit balances decreased $8 million, or 6%, from fourth quarter 2015. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter of 2016 decreased by $1 million, or 2%, compared to the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $65.4 million on December 31, 2016 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.1% on December 31, 2016, as compared to 8.7% on December 31, 2015. The Company declared a fourth quarter dividend of $0.20 per share producing an annualized yield of 2.6% based on the December 31, 2016 closing price of $31.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $670 million as of December 31, 2016. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2016 4th Qtr	2016 3rd Qtr	2016 2nd Qtr	2016 1st Qtr	2015 4th Qtr	2016 12 months	2015 12 months
EARNINGS
Net interest income FTE (a)	$6,022	$5,597	$5,539	$5,373	$5,262	$22,531	$20,758
Provision for loan losses	—	164	165	164	—	493	389
Other income	1,112	1,095	1,097	992	1,071	4,296	4,424
Other expenses	4,210	3,994	4,062	3,989	3,930	16,255	15,796
FTE adjustment (a)	91	100	93	88	89	372	328
Net income	1,953	1,694	1,611	1,480	1,607	6,738	6,022
Diluted earnings per share	0.72	0.61	0.59	0.54	0.59	2.46	2.20

PERFORMANCE RATIOS
Return on average assets (ROA)	1.17%	1.03%	1.00%	0.93%	0.98%	1.03%	0.95%
Return on average common equity (ROE)	11.76%	10.29%	10.14%	9.48%	10.41%	10.44%	10.07%
Net interest margin FTE (a)	3.83%	3.61%	3.65%	3.57%	3.39%	3.67%	3.48%
Efficiency ratio	58.59%	59.23%	60.76%	62.20%	61.55%	60.14%	62.37%
Number of full-time equivalent employees	165	165	166	162	161

MARKET DATA
Book value/common share	$23.85	$23.98	$23.49	$22.90	$22.35
Period-end common share mkt value	31.00	25.17	25.20	24.25	24.50
Market as a % of book	129.98%	104.96%	107.28%	105.90%	109.62%
Price-to-earnings ratio	12.60	10.80	11.00	10.78	11.14
Cash dividends/common share	$0.20	$0.20	$0.19	$0.19	$0.19	$0.78	$0.76
Common stock dividend payout ratio	27.78%	32.79%	32.20%	35.19%	32.20%	31.71%	34.55%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,741,379	2,739,664	2,742,028	2,739,470
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,741,379	2,741,243	2,742,028	2,742,108
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,740,996
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$85,010	$69,022	$69,104	$66,499	$67,154

ASSET QUALITY
Gross charge-offs	$44	$346	$18	$10	$104	$418	$348
Net (recoveries) charge-offs	(289)	318	14	(179)	(30)	(136)	108
Allowance for loan losses	5,291	5,002	5,156	5,005	4,662
Nonperforming assets (NPAs)	1,684	2,849	2,806	1,915	1,681
Net charge-off (recovery) /average loans ratio	(0.25)%	0.27%	0.01%	(0.17)%	(0.03)%	(0.03)%	0.03%
Allowance for loan losses/period-end loans	1.11	1.08	1.14	1.15	1.10
NPAs/loans and other real estate	0.35	0.62	0.62	0.44	0.40
Allowance for loan losses/nonperforming loans	314.19	177.61	188.59	261.35	277.35

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.07%	9.34%	9.19%	9.11%	8.69%
Average equity to assets	9.95	10.02	9.88	9.77	9.38
Average equity to loans	14.25	14.33	14.29	14.63	14.99
Average loans to deposits	87.15	87.89	86.71	83.55	77.95

AVERAGE BALANCES
Assets	$664,158	$653,635	$646,642	$640,670	$652,725	$651,318	$633,298
Earning assets	625,320	616,555	610,138	604,911	615,725	614,268	596,705
Loans	463,725	456,865	447,009	427,916	408,524	448,941	412,147
Deposits	532,102	519,828	515,511	512,192	524,078	519,941	505,913
Shareholders’ equity	66,094	65,471	63,877	62,625	61,230	64,524	59,799

ENDING BALANCES
Assets	$669,978	$654,391	$649,890	$637,202	$650,314
Earning assets	631,069	617,264	610,221	602,306	610,251
Loans	475,449	463,211	450,789	433,453	422,871
Deposits	540,785	522,240	516,497	509,980	525,042
Shareholders’ equity	65,415	65,751	64,407	62,796	61,266

NOTES:

(a) – Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31, 2016	December 31, 2015
(Dollars in thousands, except per share data)
ASSETS
Cash and cash equivalents
Cash and due from banks	$13,590	$17,341
Interest-earning deposits in other banks	23,248	20,931
Federal Funds Sold	—	—

Total cash and cash equivalents	36,838	38,272
Securities
Available-for-sale, at fair-value	103,875	127,969
Held-to-maturity	23,883	33,819
Restricted stock, at cost	4,614	4,614

Total securities	132,372	166,402
Loans held for sale	—	47
Loans	475,449	422,871
Less allowance for loan losses	5,291	4,662

Net loans	470,158	418,209
Goodwill and core deposit intangible	5,111	5,232
Bank owned life insurance	10,361	10,085
Premises and equipment, net	8,749	8,209
Accrued interest receivable and other assets	6,389	3,858

TOTAL ASSETS	$669,978	$650,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$167,824	$151,549
Interest-bearing	372,961	373,493

Total deposits	540,785	525,042
Short-term borrowings	48,742	48,598
Other borrowings	12,385	13,465
Accrued interest payable and other liabilities	2,651	1,943

Total liabilities	604,563	589,048

Shareholders’ equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares in 2016 and 2015	18,629	18,629
Additional paid-in capital	9,815	9,846
Retained earnings	42,629	38,030
Treasury stock at cost – 238,360 shares in 2016 and 239,606 in 2015	(4,784)	(4,822)
Accumulated other comprehensive loss	(874)	(417)

Total shareholders’ equity	65,415	61,266

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$669,978	$650,314

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended December 31,		Twelve months ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Interest and dividend income:
Loans, including fees	$5,528	$4,618	$20,278	$18,548
Taxable securities	566	749	2,598	2,790
Nontaxable securities	163	154	646	563
Other	38	38	110	96

Total interest and dividend income	6,295	5,559	23,632	21,997

Interest expense:
Deposits	248	266	1,006	1,081
Other	116	120	467	486

Total interest expense	364	386	1,473	1,567

Net interest income	5,931	5,173	22,159	20,430
Provision for loan losses	—	—	493	389

Net interest income after provision for loan losses	5,931	5,173	21,666	20,041

Noninterest income
Service charges on deposits accounts	299	287	1,166	1,203
Trust services	205	217	861	860
Debit card interchange fees	284	265	1,087	988
Gain on sale of loans	88	57	309	363
Gain on sale of securities	—	—	1	56
Other	236	245	872	954

Total noninterest income	1,112	1,071	4,296	4,424

Noninterest expenses
Salaries and employee benefits	2,409	2,223	9,354	8,819
Occupancy expense	266	251	973	1,027
Equipment expense	165	166	679	663
Professional and director fees	248	165	832	830
Software expense	212	202	799	801
Marketing and public relations	93	133	415	419
Debit card expense	107	103	445	413
Other expenses	710	687	2,758	2,824

Total noninterest expenses	4,210	3,930	16,255	15,796

Income before income tax	2,833	2,314	9,707	8,669
Federal income tax provision	880	707	2,969	2,647

Net income	$1,953	$1,607	$6,738	$6,022

Net income per share:
Basic	$0.72	$0.59	$2.46	$2.20

Diluted	$0.72	$0.59	$2.46	$2.20